UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2010

SOLITARIO EXPLORATION & ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant's telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01	Entry into a Material Definitive Agreement

On December 22, 2010, Solitario Exploration & Royalty Corp. ("Solitario") and DHI Minerals (U.S.) Ltd. ("DHI US"), a wholly owned US subsidiary of Ely Gold & Minerals Inc. ("Ely"), signed the Limited Liability Company Operating Agreement of Mt. Hamilton LLC (the "Agreement") for Mt. Hamilton LLC, a Colorado limited liability company (the "Company") which now holds the Mt. Hamilton project assets. As previously announced, Solitario contributed its initial investment to the Company by making a $300,000 advance royalty payment to the owners of the property subject to the Mt. Hamilton lease. Per the terms of the Agreement, DHI US has contributed all of its interests in the Mt. Hamilton project to the Company for a 90% initial interest in the Company and Solitario has a 10% initial interest in the Company by virtue of its initial $300,000 contribution. The Mt. Hamilton project is an advanced gold project where over 314 drill holes have defined the Centennial gold deposit. Under the Agreement, Solitario may earn up to an 80% interest in the project by completing various staged commitments.

As part of the Agreement, in addition to its $300,000 initial payment, made in November 2010, Solitario is committed to spend $1.0 million on exploration and feasibility work at Mt. Hamilton by August of 2011. After completing these initial commitments, Solitario may elect to terminate its interest in the Company at any time, in which case it would have no further earn-in obligations on the project.

To earn its full 80% interest in the Company pursuant to the Agreement and fulfill other commitments pursuant to the binding letter of intent entered into August 26, 2010, Solitario is further required to:

Make cash payments to DHI US totaling $2.75 million in cash, issue 300,000 shares of Solitario common stock, and subscribe to $2.50 million worth of Ely common stock at market, all of which are scheduled from 2011 through mid-2015.

Make payments of $300,000 per year in advanced royalty payments that are deductible against future production royalties to the underlying royalty owner, and prior to commercial production, pay $5.0 million to reduce the NSR royalty rate from 8% to 3%.

Complete a bankable feasibility study.

Upon the request of DHI US, arrange 100% project financing for development of the Mt. Hamilton project after completion of a bankable feasibility study. Construction and permitting costs incurred after feasibility will be shared pro-rata, however, DHI US may elect to have Solitario fund all costs with such costs, plus interest, to be repaid by the Company to Solitario out of 80% of DHI US's share of net proceeds from the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 99.2 hereto and incorporated into this report by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
Exhibits	Exhibit Description
99.1	Solitario Exploration & Royalty Corp. press release dated December 22 , 2010
99.2	Limited Liability Company Operating Agreement of Mt. Hamilton LLC between Solitario Exploration & Royalty Corp. and DHI Minerals (U.S.) Ltd. dated December 22, 2010.
99.3	Limited Liability Company Contribution Agreement among Solitario Exploration & Royalty Corp., DHI Minerals (U.S.) Ltd. and Mt. Hamilton LLC dated December 22, 2010.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 28, 2010

Solitario Exploration & Royalty Corp.

By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer

EXHIBIT INDEX
Exhibits	Exhibit Description
99.1	Solitario Exploration & Royalty Corp. press release dated December 22 , 2010
99.2	Limited Liability Company Operating Agreement of Mt. Hamilton LLC between Solitario Exploration & Royalty Corp. and DHI Minerals (U.S.) Ltd. dated December 22, 2010.
99.3	Limited Liability Company Contribution Agreement among Solitario Exploration & Royalty Corp., DHI Minerals (U.S.) Ltd. and Mt. Hamilton LLC dated December 22, 2010.

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